FOR IMMEDIATE RELEASE

CONTACT:	Christopher Reed, Founder and CEO
310.217.9400 ext. 10

John Mills, Integrated Corporate Relations
310.954.1105, jmills@icrinc.com

Neil B. Michaelsen, Managing Director
512.314.4549, nmichaelsen@aps-financial.com

REED’S, INC. ANNOUNCES COMPLETION OF $9.0 MILLION CAPITAL RAISE

—RECENTLY COMPLETED FOLLOW-ON CAPITAL RAISE OF $4.7 MILLION BRINGS TOTAL AMOUNT RAISED TO $9.0 MILLION IN JUNE OF 2007—

Los Angeles, CA ―June 19, 2007 ― Reed’s, Inc. (OTC BB: REED) today announced that it has closed on approximately $4.3 million of additional subscriptions from accredited investors in connection with the completion of a $9.0 million private placement of its restricted securities. The Company closed on subscriptions for approximately $4.7 million of its restricted securities in June 2007, bringing the total amount raised to $9.0 million in the private placement. Proceeds from the private placement will be used to fund growth initiatives, as well as for general corporate and working capital purposes. APS Financial Corporation, an Austin, Texas based securities and investment banking firm, served as the lead placement agent in connection with the financing.

Christopher Reed, Founder and CEO of Reed's, Inc., stated, "We are thrilled by the level of interest the capital markets have demonstrated in Reed’s. We believe the interest is indicative of the strong growth prospects for the Reed’s brand as we continue to generate increased brand awareness through marketing programs and additional points of distribution. The additional financing will allow us to further accelerate our future growth plans which include expanding and enhancing our product portfolio, launching additional product categories and expanding points of distribution beyond natural food accounts to the mainstream marketplace.”

About Reed’s, Inc.
Reed's, Inc. develops, manufactures, markets and sells innovative, all natural, non-alcoholic beverages, candies and ice creams. Its non-alcoholic Ginger Brews are unique in the beverage industry being brewed from fresh ginger, spices and fruits. Award-winning gourmet product lines include: Reed's Ginger Brews, Reed's Ginger Juice Brews, Reed's Ginger Candies and Reed's Ginger Ice Creams. Additionally, the Company has acquired Virgil's Root Beer and China Cola product lines. Reed’s products are sold through specialty gourmet and natural food stores, supermarket chains, retail stores and restaurants nationwide and in Canada. For more information about Reed’s, please visit the company’s website at: www.reedsgingerbrew.com or call (800) 99-REEDS.

SAFE HARBOR STATEMENT
Some portions of this press release, particularly those describing Reed's goals and strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Reed's is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of Reed's, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed's that they will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-KSB and Form 10-QSB, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed's undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.